Exhibit 99.1

Media relations contact: Judy DeRango Wicks (678) 375-1595 jdwicks@checkfree.com	Investor relations contact: Tina Moore (678) 375-1278 tmoore@checkfree.com
FOR IMMEDIATE RELEASE
CheckFree Comments on Recent Report
ATLANTA (April 11, 2007) —In response to a recent report regarding one of its largest customers, CheckFree Corporation (Nasdaq: CKFR) today issued the following statement:
“For some time, we have discussed with investors the process of very large bank customers exploring the possibility of internally performing portions of the outsourced billing and payment services that we provide to them. In-house solutions have always been and will continue to be an option for our customers and a competitive factor facing our business.
“We have had discussions with a large customer regarding the possibility of pursuing an in-house approach for portions of our services.
“There have been no changes to any material customer contracts. If there are any changes that require disclosure, we will publicly disclose such information at that time.”
About CheckFree (www.checkfreecorp.com) Founded in 1981, CheckFree Corporation (Nasdaq: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.7 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements regarding the possibility of our customers’ pursuing in-house solutions for a portion of our services (paragraphs 2, 3 and 4). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 (filed September 8, 2006), Form 10-Q for the quarter ended September 30, 2006 (filed November 8, 2006), and Form 10-Q for the quarter ended December 31, 2006 (filed February 8, 2007). One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
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